As filed with the Securities and Exchange Commission on October 29, 1999
                                                   Registration No. 333-____
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                         INDIVIDUAL INVESTOR GROUP, INC.
             (Exact name of registrant as specified in its charter)


                 Delaware                                   13-3487784
         State or Jurisdiction of                        (I.R.S. Employer
       Incorporation or Organization                   Identification Number)

                          125 BROAD STREET, 14TH FLOOR
                            NEW YORK, NEW YORK 10004
                    (Address of principal executive offices)


                               POPPER BENEFIT PLAN
                              PICARD BENEFIT PLANS
                              MORELAND BENEFIT PLAN
                               ALLEN BENEFIT PLAN
                               FLAVIN BENEFIT PLAN
                            (Full title of the Plans)


                         JONATHAN L. STEINBERG, Chairman
                         Individual Investor Group, Inc.
                          125 Broad Street, 14th Floor
                            New York, New York 10004
                                 (212) 742-2277
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:

                              PETER M. ZIEMBA, ESQ.
                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                            Telephone: (212) 818-8800

                         CALCULATION OF REGISTRATION FEE
                                                              Proposed maximum   Proposed maximum
Title of Securities                          Amount to be     offering price        aggregate         Amount of
to be registered                             registered (1)    per share(2)      offering price(2)  registration fee
===========================================  ==============  =================  ==================  ======================
                                             250,000            $1.1875
                                              62,500            $1.1875
Common Stock issuable upon exercise of       100,000            $1.25
options granted and outstanding under        175,000            $2.625
individual benefit plans ("Benefit Plans").   43,750            $2.625
                                              30,000            $3.25            $1,167,812.50          $324.65
                                                                                                        -------
         TOTAL..........................................................................                $324.65
                                                                                                        =======

(1) The amount being registered represents the maximum number of shares of Common Stock that may be issued by the Company upon exercise of options under the Benefit Plans. Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of each of such plans.

(2) Represents the exercise prices payable for the 661,250 shares that may be acquired under outstanding options granted pursuant to the Benefit Plans in accordance with Rule 457(h) promulgated under the Securities Act.

                               ------------------

         In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

                               ------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information. *



              * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S- 8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K and Form 10-KA for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

         (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act;

         (c)      The Company's Proxy Statement dated May 7, 1999; and

         (d) The description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Company's 8-A Registration Statement (No. 1-10932) filed with the Commission pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment(s) or report(s) filed for purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.


Item 4.  Description of Securities.

         The Common Stock of the Company is registered under Section 12(b) of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee, or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding or in defense of any claim, issue, or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person's heirs, executors, and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify him against liability under
Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         Article VIII of the Amended and Restated Certificate of Incorporation of the Company and Article VIII of the Bylaws of the Company provides for indemnification of directors and officers of the Company to the fullest extent permitted by law, as now in effect or later amended. Article VIII of the Bylaws provides that expenses incurred by an officer of director in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the Company.

         The Company may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. The Company currently maintains such liability insurance.

         Article VII of the Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of the Company to the fullest extent permitted by the provisions of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

         Additionally, the Company has entered into Indemnification Agreements with certain of its directors and officers whereby the Company has agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The Indemnification Agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer of the Company or any entity which the indemnitee served at the request of the Company, or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.


Exhibit
   No.    Description
-------   ------------
   4.1 Stock Option Agreement, dated September 14, 1998, for the purchase of 250,000 shares between Brette Popper and the Company

   4.2 Stock Option Agreement, dated September 14, 1998, for the purchase of 62,500 shares between Picard International, Ltd. and the Company

   4.3 Stock Option Agreement, dated August 16, 1999, for the purchase of 43,750 shares between Picard International, Ltd. and the Company

   4.4 Stock Option Agreement, dated November 19, 1998, for the purchase of 100,000 shares between Jonathan Moreland and the Company

   4.5 Stock Option Agreement, dated August 16, 1999, for the purchase of 175,000 shares between David Allen and the Company

   4.6 Stock Option Agreement, dated September 13, 1999, for the purchase of 30,000 shares between Bill Flavin and the Company

   5.1    Opinion of Graubard Mollen & Miller

  23.1    Consent of Deloitte & Touche LLP, independent auditors for the
          Company

  23.2    Consent of Ernst & Young LLP, independent auditors for
          WisdomTree Associates, L.P.

  23.3    Consent of Graubard Mollen & Miller (Included in Exhibit 5.1)


Item 9.  Undertakings.

         (a)  The undersigned Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing procedures, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of October, 1999.

                                 INDIVIDUAL INVESTOR GROUP, INC.


                                 By:  /s/ Jonathan L. Steinberg
                                    --------------------------------------------
                                    Jonathan L. Steinberg, Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan L. Steinberg and Gregory E. Barton his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                            Date

/s/ Jonathan L. Steinberg   Chief Executive Officer and        October 29, 1999
-------------------------   Director (Principal Executive
Jonathan L. Steinberg       Officer)

/s/ David Allen             Chief Financial Officer            October 29, 1999
-------------------------
David Allen

/s/ Henry G. Clark          Vice President - Finance           October 29, 1999
-------------------------   (Principal Accounting Officer)
Henry G. Clark

/s/ S. Christopher Meigher  Director                           October 29, 1999
------------------------
S. Christopher Meigher

/s/ Bruce L. Sokoloff       Director                           October 29, 1999
-------------------------
Bruce L. Sokoloff

/s/ Peter M. Ziemba         Director                           October 29, 1999
-------------------------
Peter M. Ziemba

                                  EXHIBIT INDEX



Exhibit
   No.    Description
-------   ------------
   4.1 Stock Option Agreement, dated September 14, 1998, for the purchase of 250,000 shares between Brette Popper and the Company

   4.2 Stock Option Agreement, dated September 14, 1998, for the purchase of 62,500 shares between Picard International, Ltd. and the Company

   4.3 Stock Option Agreement, dated August 16, 1999, for the purchase of 43,750 shares between Picard International, Ltd. and the Company

   4.4 Stock Option Agreement, dated November 19, 1998, for the purchase of 100,000 shares between Jonathan Moreland and the Company

   4.5 Stock Option Agreement, dated August 16, 1999, for the purchase of 175,000 shares between David Allen and the Company

   4.6 Stock Option Agreement, dated September 13, 1999, for the purchase of 30,000 shares between Bill Flavin and the Company

   5.1    Opinion of Graubard Mollen & Miller

  23.1    Consent of Deloitte & Touche LLP, independent auditors for the
          Company

  23.2    Consent of Ernst & Young LLP, independent auditors for
          WisdomTree Associates, L.P.

  23.3    Consent of Graubard Mollen & Miller (Included in Exhibit 5.1)